Exhibit 10.111

AGREEMENT ON COOPERATIVE RESEARCH AND DEVELOPMENT

Institute of Bioorganic Chemistry, Polish Academy of Sciences

(hereinafter referred to as “RESEARCHERS”)

and

SenetekPLC

831 Latour Court, Suite A

Napa, California 94558 USA

(hereinafter referred to as “SENETEK”)

WHEREAS the RESEARCHERS are performing basic research on plant nucleic acids (the “Compounds”) and are willing to provide to SENETEK samples of the Compounds and their analogs and related information developed by the RESEARCHERS, including any covered by patents and/or patent applications owned by the RESEARCHERS, for testing, possible further development by SENETEK, and ultimately possible licensing to and commercialization by SENETEK; and

WHEREAS SENETEK is a company developing pharmaceutical and cosmeceutical products and, in connection with such business, has made certain inventions regarding cytokinins and cytokinin analogs and methods of using them for various indications related to ameliorating signs of aging and anti-inflammatory indications which are covered by the SENETEK PATENTS, as hereinafter defined; and

WHEREAS SENETEK is interested in testing and evaluating, in cooperation with the RESEARCHERS, the Compounds, including the Compounds in combination with active ingredients covered by the SENETEK PATENTS, as hereinafter defined, developed by the RESEARCHERS and in obtaining licenses covering such of these compounds as it may select as hereinafter provided.

NOW THEREFORE in consideration of above-mentioned premises the parties agree as follows:

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ARTICLE 1 - DEFINITIONS

AFFILIATES as used herein shall mean any legal entity which, at the EFFECTIVE DATE or during the validity of this Agreement:

•	directly or indirectly controls SENETEK,

•	is under the same direct or indirect control as SENETEK, or

•	is directly controlled by SENETEK

A legal entity is considered controlling another:

•	when it directly or indirectly owns over 50% (fifty percent) of the capital of this legal entity or more than 50% (fifty percent) of the voting rights of its shareholders or associates; or

•	when it has the direct or indirect de facto, directly or indirectly, the power to decide within this legal entity how the affairs shall be conducted.

AGREEMENT as used herein shall mean this agreement and any and all Annexes, appendices and other addenda to it as it may be varied from time to time

COMPOUNDS as used herein means plant nucleic acids and their analogs and derivatives, developed, in-licensed or otherwise acquired by the RESEARCHERS that may be used for any application.

TESTING as used herein means any testing to determine the most suitable COMPOUNDS for patenting and further development.

RESEARCHERS as used herein means the Institute of Bioorganic Chemistry, Polish Academy of Sciences

PARTY as used herein means any of the PARTIES to this AGREEMENT as the case may be, and all of them when used in plural.

NEW PATENT APPLICATIONS as used herein means patent applications of the RESEARCHERS to be prepared and filed in the name of the RESEARCHERS with technical and financial support of SENETEK, including those the subject of which is medical and cosmetic skincare applications of COMPOUNDS, and any and all patents issued thereon or having a priority date based thereon.

RESEARCHERS’ PATENTS as used herein means any currently owned patents and patent applications of RESEARCHERS covering COMPOUNDS, other than NEW PATENT APPLICATIONS.

SENETEK PATENTS as used herein means SENETEK’s issued patents (U.S. Patents 5,371,089,5,602,139, 5,614,407, 5,021,422, 5,164,394, and 5,151,425 and the corresponding international and foreign patents) related to the use of cytokinins for anti-inflammatory indications and for medical skin care applications and/or cosmetic skin care applications, and any patents hereafter issued which are entitled to the same priority date(s) as such issued patents.

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PRODUCT as used herein means any product which or the process of production of which falls within a VALID CLAIM of a patent licensed to SENETEK pursuant to this AGREEMENT.

SUB-LICENSEES as used herein mean any third parties who may obtain a license from SENETEK to develop and/or commercially exploit any COMPOUND covered by a patent licensed to SENETEK pursuant to this AGREEMENT.

FIRST COMMERCIAL SALE as used herein means the first commercial sale of a PRODUCT to a third party made by either SENETEK or its AFFILIATES or SUBLICENSEES.

NET SALES as used herein means the gross amount invoiced by SENETEK and its AFFILIATES to their customers or by SUB-LICENSEES and their AFFILIATES to their customers, including distributors and third parties, for sales of PRODUCTS, less any normal trade discounts and credit notes issued in respect of returned PRODUCTS, any purchase, sales, import, or value added taxes, and charges in respect to carriage. Should SENETEK or a SUB-LICENSEE sell PRODUCTS to an AFFILIATE (or vice-versa) which thereafter sell them to an unrelated third party, the sales between the AFFILIATE (or SENETEK or SUBLICENSEE) and the unrelated third party (and not the sales between SENETEK or SUBLICENSEE and its AFFILIATE) shall be considered NET SALES.

VALID CLAIM as used herein means any claim of an issued and unexpired patent or a claim of a pending patent application licensed to SENETEK pursuant to this AGREEMENT which has not been held un-patentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a VALID CLAIM after the date of such reversal.

EFFECTIVE DATE as used herein shall mean the date of the last signature of this AGREEMENT by the PARTIES.

All plurals may be read in the singular and vice versa.

The headings are inserted for convenience only and shall be ignored in construing this AGREEMENT.

ARTICLE 2 - SCOPE OF THE AGREEMENT

2.1	Subject to the terms and conditions of this AGREEMENT, SENETEK shall from time to time, as provided in Article 3 below, obtain from the RESEARCHERS such of the COMPOUNDS as SENETEK may designate.

2.2	During the term of this AGREEMENT SENETEK will screen and conduct TESTING of these COMPOUNDS..

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2.3	If SENETEK finds one or more of the TESTED COMPOUNDS of interest and wishes to exploit it or them commercially, SENETEK and the RESEARCHERS will negotiate and sign license agreements, as defined in Article 3.5 hereof.

2.4	SENETEK will pay royalty related to the NET SALES of PRODUCTS to RESEARCHERS as set in the ANNEX 1 - License Agreement Term Sheet, attached to this AGREEMENT.

ARTICLE 3 - DUTIES OF THE PARTIES

3.1	Promptly after the EFFECTIVE DATE, and thereafter at least once every calendar year, the RESEARCHERS shall provide SENETEK with a complete listing and description of all COMPOUNDS developed, in licensed or otherwise acquired by the RESEARCHERS, together with all chemical and biological information in their possession with respect to such COMPOUNDS and specifying those COMPOUNDS, if any, which are covered by RESEARCHERS’ PATENTS.

3.2	Not later than two (2) weeks after delivery of such information by the RESEARCHERS, SENETEK will select and advise the RESEARCHERS, in writing, of those COMPOUNDS on which it wishes to conduct TESTING at that time. Notwithstanding the foregoing, as regards COMPOUNDS which the RESEARCHERS’ listing under Article 3.1 specifies are covered by the RESEARCHERS’ PATENTS, if SENETEK does not give the RESEARCHERS written advice that it wishes to conduct TESTING of any such COMPOUND within four (4) months after it receives the listing provided for in Article 3.1, SENETEK shall be considered to have waived its rights to such COMPOUND for all purposes of this AGREEMENT and the RESEARCHERS shall be free to commercialize such COMPOUND themselves or enter into an evaluation agreement or license or other agreement with respect thereto with any third party on such terms as they may determine in their sole discretion, subject, however, to SENETEK’s rights, if any, under the SENETEK PATENTS and provided, however, that before RESEARCHERS shall enter into an evaluation agreement or license or other agreement with any third party, RESEARCHERS shall give notice to SENETEK of the terms on which they propose to enter into such evaluation agreement or license or other agreement and SENETEK shall have thirty (30) days to enter into such agreement with the RESEARCHERS on the same terms, providing these terms are not worse for the RESEARCHERS than the terms in Annex 1- License Agreement Term Sheet, in which case the terms of Annex 1 will be used.

3.3	The RESEARCHERS shall within two (2) weeks of receipt of each advice of SENETEK specifying selected COMPOUNDS it then wishes to TEST, deliver the selected COMPOUNDS to SENETEK in a quantity of at least 100 mg each.

3.4	If practicable, not later than nine (9) months after each delivery by the RESEARCHERS of the listing of COMPOUNDS as provided in Article 3.1, SENETEK will provide the RESEARCHERS with a report of the results of the TESTING of the new COMPOUNDS set forth in such listing. SENETEK will also indicate those COMPOUNDS for which SENETEK wishes to be granted a license. SENETEK may, if it so chooses, deliver such reports and indicate COMPOUNDS it wishes to license on more than one occasion during such period. Such license shall be exclusive and worldwide, for all applications.

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3.5	Within three (3) months of SENETEK’s decision to license COMPOUNDS as provided in Article 3.4, the PARTIES will enter into a License Agreement with respect to such COMPOUNDS having principal terms as set forth in Annex 1- License Agreement Term. The final details of the License Agreement will be negotiated in good faith by the PARTIES hereto.

3.6	If SENETEK does not deliver one or more reports as provided in Article 3.4 or, having delivered such report or reports, decides not to execute a License Agreement negotiated by the PARTIES as provided in Article 3.5, as to any particular COMPOUND or COMPOUNDS covered by any NEW PATENT APPLICATION, then the PARTIES will agree how to commercialize such COMPOUNDS and how to share revenues from such commercialization. Any such agreement on particular COMPOUNDS will be recorded in writing, signed by all PARTIES, and will become an appendix to this AGREEMENT. In case of COMPOUNDS covered by RESEARCHERS’ PATENTS, RESEARCHERS shall be free to commercialize such COMPOUND or COMPOUNDS themselves or enter into an evaluation agreement or license or other agreement with respect thereto with any third party on such terms as they may determine in their sole discretion, subject, however, to SENETEK’s rights, if any, under the SENETEK PATENTS.

3.7	RESEARCHERS agree that they will not enter into any cooperative research and development agreement with any third party involving any chemical compounds other than COMPOUNDS for cosmeceutical or anti-aging dermatological uses without first offering to SENETEK the opportunity to enter into such cooperative research and development agreement instead of such third party on the same terms as those proposed by or to such third party. SENETEK will exercise its right of first refusal within 4 weeks of receiving the proposed cooperative research and development agreement.

3.8	RESEARCHERS represent and warrant to SENETEK that their entering into and performing this AGREEMENT will not violate any agreement or obligation of either of the RESEARCHERS with or to any third party or give rise to any claim by any third party. The RESEARCHERS shall deliver to SENETEK, together with the AGREEMENT signed on their behalf, letters signed by authorized representatives of Ministry of Science and Information (MNII) and any other legal entity with which any of RESEARCHERS are affiliated, waiving any claim against SENETEK related to the subject matter of this AGREEMENT.

ARTICLE 4 - ADDITIONAL CONSIDERATION; DEVELOPMENT OF SELECTED COMPOUNDS

In addition to the RESEARCHERS’ rights of patent ownership under Article 5, as additional consideration for the rights granted to SENETEK herein SENETEK agrees that if SENETEK advises the RESEARCHERS as provided in Article 3.2 that it wishes RESEARCHERS to conduct TESTING on any COMPOUND or COMPOUNDS, SENETEK will be obligated to payor reimburse the RESEARCHERS for the expenses of such TESTING and/or further evaluation, in vitro testing, and development of the selected COMPOUNDS (collectively with

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the TESTING, the ‘R&D”). Such payments to the RESEARCHERS shall be made by bank transfer monthly, as such expenses are incurred, to the account titled:

BANK NAME:.

ADDRESS:

BRANCH NO:

SWIFT NO:

ACCOUNT NO:

NAME OF ACCOUNT HOLDER:

IBAN:

If the PARTIES agree that any R&D can most efficiently and effectively be done by the RESEARCHERS or by a third party laboratory with which the RESEARCHERS have a relationship, such expenses shall be billed at the RESEARCHERS’ direct cost of conducting or contracting out such activities. If the PARTIES agree that any R&D can most efficiently and effectively be done by SENETEK’s dedicated laboratories or by a third party laboratory or academic institution with which SENETEK has a relationship, SENETEK shall pay for such activities and provide the RESEARCHERS with documentation of such, payment.

It is agreed by the PARTIES that they shall consult in good faith regarding the nature, scope and costs of all R&D, the protocols therefore and the most efficient and effective sourcing thereof, provided that if agreement cannot be reached between the PARTIES within a reasonable time (having in mind the time limits set forth herein), SENETEK’s position shall prevail. SENETEK shall own all rights to any and all test reports and test results from R&D paid for or reimbursed by SENETEK as above provided, and the RESEARCHERS agree not to make any publication or other disclosure thereof without SENETEK’S prior written approval.

ARTICLE 5 - INTELLECTUAL PROPERTY AND EXPLOITATION OF THE RESULTS

5.1	INVENTIONS THAT MAY BE CREATED UNDER RESEARCH CO-OPERATION OF PARTIES

In the event and on each occasion that the TESTING of the COMPOUNDS reveals an effect of any of the COMPOUNDS that is not covered by the SENETEK PATENTS or the RESEARCHERS’ PATENTS and that merits patent protection, the following arrangement shall apply:

(a) the PARTIES shall collaborate in the preparation of documents required for the filing of a patent application on each such invention;

(b) all such patent applications shall be filed and owned by the RESEARCHERS, and SENETEK shall have the right to an exclusive license for use world-wide, for all applications;

(c) each patent application shall include the names of those employees of the PARTIES (as co-inventors) that were responsible for the development of the invention;

(d) the PARTIES will agree on the filing of foreign patent protection;

(e) in case SENETEK executes its right to license a COMPOUND covered by a patent prepared under this Article 5.1, SENETEK will take over the cost of obtaining and maintaining the patent protection of the invention; that if such patent covers COMPOUNDS which SENETEK has elected not to license or claims fields of use for

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COMPOUNDS licensed to SENETEK that are beyond the fields of use SENETEK has elected to license, the PARTIES shall share such cost according to the commercial potential of SENETEK’S COMPOUND and/or field of use and such COMPOUND(S) and/or fields of use not licensed to SENETEK.

(f) the license fee paid by SENETEK for the grant to it of an exclusive license shall take into account the contribution made by SENETEK (both of cash and intellectual property) to the jointly developed invention;

(g) if the RESEARCHERS do not wish to file a patent application covering a jointly developed invention in a certain TERRITORY, SENETEK may file a patent application covering the jointly developed invention in such TERRITORY at its own cost in which case the patent protection obtained shall be owned one hundred percent (100%) by SENETEK.

5.2	All scientific data regarding patent applications will be written by the RESEARCHERS, in English, and will be presented to SENETEK for review and comments. Each patent application will be first filed in the country of origin as a provisional patent application, and within one year it will be filed as PCT in all other territories to be covered.

ARTICLE 6 - CONFIDENTIALITY

6.1	In consideration of the use of the COMPOUNDS by SENETEK and receipt by the RESEARCHERS of periodic reports on results of TESTING, and in consideration of joint research performed by PARTIES, each receiving PARTY agrees that during the term of this AGREEMENT, it will not, except to the extent authorized by disclosing PARTY in writing, use for any purpose other than those described herein, or publish, disclose or release to any third party, any information regarding the R&D or TESTING conducted on such COMPOUND, except as may be required in connection with the filing and prosecution of NEW PATENT APPLICATIONS. Each RESEARCHER, by signing this AGREEMENT, agrees to be bound by all of the terms of this Article 6 with the same effect as if such RESEARCHER were the RESEARCHERS.

6.2	The above restraints on use, release, and/or disclosure shall not apply to information or effects and applications of COMPOUNDS which:

•	at the time of delivery or disclosure are known to the receiving PARTY;

•	at the time of delivery or disclosure or subsequent thereto are generally available to the public through no fault of the receiving PARTY;

•

subsequent to the time of delivery or disclosure are independently developed by an employee or agent of the receiving PARTY who does so without reference to or knowledge of the disclosing PARTY’S information or the COMPOUNDS;

•	subsequent to the time of delivery or disclosure become or are made available to the receiving PARTY by a third party having the lawful right to do so; or

•	subsequent to the time of such delivery or disclosure become subject of another agreement between the PARTIES hereto which permits use, release and/or disclosure.

The PARTY seeking to assert any of the above exceptions shall have the burden of proof.

6.3	The PARTIES shall maintain the obligation of confidentiality for five years after the expiration of this AGREEMENT.

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ARTICLE 7 - FORCE MAJEURE

7.1	Neither PARTY shall be liable for failure in performance hereunder if occasioned by any cause beyond the control of the PARTY, such as for example fire, flood, strikes, inevitable accidents, war, embargo, blockade, legal restrictions, governmental relations, etc.

7.2	The occurrence of the Force Majeure shall be notified to the other PARTY in writing within 10 working days and shall be verified by the respective chamber of commerce within further 10 working days at the latest. Each PARTY undertakes to do its utmost in order to re-establish conditions favorable for the performance of this AGREEMENT and shall inform the other PARTY about steps it has taken. The term of this AGREEMENT will be extended by the period the Force Majeure had lasted.

ARTICLE 8 - TERM OF THE AGREEMENT

8.1	This AGREEMENT shall be become effective on the EFFECTIVE DATE and shall continue and remain in effect according to its terms without limitation of time until the expiration of the last VALID CLAIM of any NEW PATENT APPLICATION, unless terminated in accordance with Article 8.2 or 8.3.

8.2	This AGREEMENT can be prematurely terminated by agreement of both PARTIES or may be prematurely terminated by a PARTY upon not less than six months’ prior written notice to the other PARTY.

8.3	A PARTY shall have the right to terminate this AGREEMENT forthwith at any time by notice in writing to the other PARTY if the other PARTY commits a material breach of any of the terms of this AGREEMENT and does not within 30 days of receipt of notice of the breach (if the same be capable of remedy) remedy such breach.

8.4	Termination of this AGREEMENT for any reason shall not bring to an end the confidentiality obligations of the PARTIES hereto; and/or the rights and obligations (if any) on each PARTY hereunder.

ARTICLE 9 - DISPUTES

9.1	In the event of any difference or dispute arising between the PARTIES hereto concerning the construction or performance of this AGREEMENT or its validity, the PARTIES shall first consult together in good faith and attempt to settle the matter amicably.

9.2	Any disputes relating to the interpretation, construction, performance or validity of this AGREEMENT which cannot be resolved under Article 10.1 above, shall be referred to a final decision of a panel of three (3) arbitrators (the “Panel”), appointed under and acting in accordance with the Rules of the Arbitration Court of the International Chamber of Commerce in Paris. The seat of the Arbitration Court shall be in Vienna.

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9.3	The PARTIES specifically agree that if they are unable in good faith to reach agreement as to any details of the license agreement or agreements referred to in Article 3.5, they shall submit such disagreement to the Panel and request that the Panel determine such disagreement in a manner consistent with ordinary course business practices as applied by reasonable business persons in the industry to which this AGREEMENT relates. Such determination by the Panel shall be treated as a decision of the Panel for all purposes of this Article 10.

9.4	Both PARTIES agree that the decision of the Panel shall be final and binding and that they shall undertake to abide by and execute the award rendered by the arbitrators without delay. The enforcement of such an award may be applied for at any court of competent jurisdiction.

9.5	The AGREEMENT as well as the mutual obligations arising under it shall be exclusively governed by the provisions of the substantive law of Austria.

ARTICLE 10 - GENERAL

10.1	This AGREEMENT constitutes the sole and entire understanding either oral or written on the subject matter of the AGREEMENT. No further agreement or understanding shall be binding upon either PARTY hereto unless in writing signed by both PARTIES. This AGREEMENT shall not be assignable by any of the PARTIES hereto, without prior written consent of the other PARTIES.

10.2	The payments properly due to the RESEARCHERS under the AGREEMENT shall in no event be refundable to SENETEK. In the event of termination or expiration of this AGREEMENT SENETEK will pay all and any sums due to RESEARCHERS up to the date of expiration or termination. In the event that SENETEK shall be required to pay a tax on any payment to the RESEARCHERS, it shall deduct the amount of said tax from the payment due to the RESEARCHERS and shall provide the RESEARCHERS with a copy of the Certificate of the tax having been paid pursuant to an Agreement on A voidance of Double Taxation or for other reasons.

10.3	The time periods provided for herein during which a PARTY is permitted or required to take any action shall be tolled and extended for such period of time, if any, as the other PARTY is in breach of any term of this AGREEMENT.

10.4	SENETEK hereby confirms that it has the expertise necessary to make use of any licensed patents and to develop, make, have made, sell, use, and otherwise commercially exploit the PRODUCTS.

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IN WITNESS WHEREOF, the PARTIES hereto have caused this AGREEMENT to be executed by their duly authorized representatives in a manner legally binding upon them as of the EFFECTIVE DATE.

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ANNEX 1

LICENSE AGREEMENT TERM SHEET

Term of License:	The term of the Valid Claims of the licensed patent(s).

Licensed Territory:	World-wide.

Scope of License:	Exclusive, for all applications.

Consideration:	Royalty of XXX of Senetek’s or its Affiliates’ Net Sales of licensed Products other than products covered by SENETEK PATENTS, and XXX of Senetek’s or its Affiliates’ Net Sales of licensed Products covered by SENETEK PATENTS,

Royalty of XXX of Senetek’s SUB-LICENSEES’ Net Sales of sub-licensed products other than products covered by SENETEK PATENTS, and XXX of Senetek’s SUBLICENSEES’ Net Sales of sub-licensed products covered by SENETEK PATENTS

Sub-licensing/Assignment:	No limitation

Senetek Covenants:	Validity and enforceability of License Compliance with law in performing License

RESEARCHERS’ Covenants:	Validity and enforceability of License Maintenance and defense of licensed patents

Indemnification:	By Senetek for liability from any non-compliance with law in manufacture, marketing or sale of licensed products.

By the’ RESEARCHERS for invalidity or unenforceability of licensed patents up to the value of payments received from SENETEK in preceding calendar year.

Termination:	By either Party for material breach by the other Party or insolvency or liquidation of the other Party.

Confidentiality:	Per basic AGREEMENT Agreed press release upon signing

Applicable Law:	Per basic AGREEMENT.

Other Terms:	See Annex 2

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ANNEX2

COMMERCIAL TERMS GOVERNING LICENSE

1. SENETEK will inform RESEARCHERS in writing of the dates of each FIRST COMMERCIAL SALE, within 2 (two) months of occurrence of such FIRST COMMERCIAL SALE.

2. Where PRODUCT is sold in a currency other then US Dollars, the rate of exchange to be used for converting such currency into US Dollars shall be the exchange rate, as published in the Financial Times, at the end of the relevant accounting period.

3. The payments shall be made within 60 days of the end of calendar quarter, and shall be accompanied by a statement which shall show on a country by country basis for the previous quarter all monies due to the RESEARCHERS. Said sales report shall include the sales figures used to calculate the royalties due to the RESEARCHERS, as well as the quantities sold, the unit price of any quantity of the PRODUCTS both by SENETEK and its AFFILIATES or SUB-LICENSEES.

4. The royalty properly due to the RESEARCHERS shall in no event be refundable to SENETEK.

5. In the event that SENETEK shall be required to pay a tax on any payment to the RESEARCHERS, it shall deduct the amount of said tax from the payment due to the RESEARCHERS and shall provide the RESEARCHERS with a copy of the Certificate of the tax having been paid pursuant to an Agreement on Avoidance of Double Taxation or for other reasons.

6. SENETEK shall prepare accounts, which shall include all the elements necessary to precisely calculate the NET SALES and NET ROYALTY within the framework of the AGREEMENT. If necessary these accounts shall be made available once a year with 30 days notice to the RESEARCHERS or an accredited designee of the RESEARCHERS during the term of the AGREEMENT and for one year thereafter. These accounts shall be prepared annually within 90 (ninety) days of the closing date of December 31 of each year which represents the end of SENETEK’s fiscal year.

7. Any sums which remain unpaid within the periods set out hereunder shall be subject to interest of 3% (three percent) over above LIBOR as published in the Financial Times at the end of the relevant accounting period, without prejudice to the RESEARCHERS’ right to terminate the contract in accordance with Article 10 of the present AGREEMENT.

8. The RESEARCHERS shall have the right once a year with 30 days notice to audit or have audited the sales accounts kept by SENETEK. Should there be an audit, an expert accountant shall be appointed by mutual agreement of both PARTIES at the expense of the RESEARCHERS, except that if the amount of installments shown by such audit to be due to the RESEARCHERS exceed the amount actually paid by SENETEK by 5% (five percent), then such expenses shall be paid by SENETEK and any back payments shall be reimbursed with per the Agreement.

9. SENETEK agrees to make reasonable efforts to make, have made, sell and otherwise commercially exploit the PRODUCTS, using similar efforts devoted to products of similar nature and similar markets.

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10. SENETEK agrees to provide annual reports on the development and exploitation of the PRODUCTS.

11. SENETEK and its AFFILIATES agree not to use the names of the RESEARCHERS, any trademark, distinctive sign or adaptations thereof which belongs to the RESEARCHERS or the names of RESEARCHERS inventors or of any RESEARCHERS agent, on packaging, labeling, advertising or promotional materials for the PRODUCTS without receiving prior written approval from the RESEARCHERS and the natural person concerned, as the case may be.

12. PRODUCTS shall be commercialized by SENETEK, its AFFILIATES and its SUBLICENSEES under their own trademarks. The RESEARCHERS shall have no rights to such trademarks. All administrative authorizations obtained by SENETEK, its AFFILIATES or its LICENSEES for the purpose of manufacturing and/or commercializing the PRODUCTS shall be obtained for them. The RESEARCHERS shall claim no rights thereto.

13. SENETEK accepts the obligation to inform by writing the RESEARCHERS of all administrative marketing approvals that it obtains for the purpose of manufacturing and/or commercializing the PRODUCTS no later than 3 (three) months after obtaining such final authorizations.

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